Exhibit (d)(8)

AMENDMENT NO. 2 TO THE EXPENSE LIMITATION AGREEMENT

This AMENDMENT NO. 2 to the Expense Limitation Agreement, dated as of  July 21, 2010 (the “Expense Limitation Agreement”), by and between Mirae Asset Global Investments (USA) LLC (the “Investment Manager”) and Mirae Asset Discovery Funds (the “Trust”), on behalf of each share class (each a “Share Class”, and collectively, the “Share Classes”) of each series of the Trust (each, a “Fund”, and collectively, the “Funds”), as set forth in Schedule A thereto, is dated as of December 19, 2011 (the “Amendment No. 2”).  Capitalized terms used herein without separate definition have the respective meaning specified in the Expense Limitation Agreement.  Section references herein refer to sections of the Expense Limitation Agreement except as otherwise provided.

WHEREAS, the parties had previously entered into the Expense Limitation Agreement dated as of July 21, 2010; and

WHEREAS, the parties had previously amended the Expense Limitation Agreement pursuant to an Amendment No.1 to the Expense Limitation Agreement dated as of December 20, 2010; and

WHEREAS, the parties wish to amend the Expense Limitation Agreement to adjust the termination provisions; and

WHEREAS, the Expense Limitation Agreement shall remain in full force and effect except to the extent that Section 3 of the Expense Limitation Agreement is amended pursuant to Section 1 of this Amendment No. 2.

NOW THEREFORE, in consideration of the premise and other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.

Term and Termination of Agreement.

The Expense Limitation Agreement shall continue in effect with respect to each Fund until the Initial Termination Date set forth in Schedule A to the Expense Limitation Agreement and from year to year thereafter unless (i) the Investment Manager shall notify the Trust of the termination of the Expense Limitation Agreement with respect to a Fund not less than 30 days prior to the end of the then annual period or (ii) the Expense Limitation Agreement is terminated by the Trust, with respect to a Fund, without payment of any penalty, upon 90 days’ prior written notice to the Investment Manager at its principal place of business; provided that such termination by the Trust shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the applicable Fund.  The Expense Limitation Agreement shall also be terminated upon the termination of the Investment Management Agreement between the Investment Manager and the Trust, dated as of July 9, 2010, and as amended from time to time.

2.

Miscellaneous.

(a)

Counterparts.  This Amendment No. 1 may be executed in two or more counterparts each of which shall be deemed an original and all which together shall constitute one and the same instrument.

(b)

Interpretation.  This Amendment No. 1 shall be construed in accordance with the laws of the State of  New York.  Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Certificate of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or a Fund.

(c)

Definitions.  Any questions of interpretation of any term or provision of this Amendment No. 1, including but not limited to the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act, shall have the same meaning as and be resolved by reference to the 1940 Act.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:	MIRAE ASSET DISCOVERY FUNDS, on behalf of the Funds set forth on Schedule A

/s/ Joyce LaPreta	By:	/s/ Peter Graham
Joyce LaPreta	Peter Graham
Secretary	President

ATTEST:	MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

/s/ Joyce LaPreta	By:	/s/ Joon Kwun
Joyce LaPreta	Joon Kwun
Chief Compliance Officer	Chief Executive Officer

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